EXHIBIT 10.03

                                ROYALTY AGREEMENT

     This Royalty "Agreement" is made and entered into as of the 18th day of July, 1997 (the "Effective Date"), by and between Intercell Technologies Corporation, a Colorado corporation, formerly known as "Secure Luggage Systems, Inc." and "Emulation Products, Inc.," 7201 East Camelback Road, Suite 250, Scottsdale, Arizona 85251 (the "Company"), and Intercell Corporation, a Colorado corporation, 370 Seventeenth Street, Suite 3290, Denver, Colorado 80202 ("Payee").

                                   BACKGROUND

     A. Payee developed certain intellectual property rights regarding antennas for cellular telephones.

     B. The Company purchased certain assets from Payee, including but not limited to, the rights to (i) U.S. Patent Application No. 08/658,355; filing date June 5, 1996; title: Portable Telephone with Dual Resonance Antenna (as amended) and (ii) U.S. Patent Application No. 08/715,796; filing date 19 September 1996; title: Dual Resonance Antenna for Portable Telephone (collectively, the "Patents").

     C. As a portion of the consideration for the sale of these Patent rights and other assets transferred from Payee to Company pursuant to that certain Stock Purchase Agreement dated July 18, 1997, between the Company and Payee (the "Stock Purchase Agreement"), Company has agreed to pay to Payee the royalty defined below.

                                    AGREEMENT

     For valuable consideration received, the parties agree that:

     1. INCORPORATION BY REFERENCE. The Background section of this Agreement and all assignments and other documents regarding the Patents which were included as Exhibits to the Stock Purchase Agreement are incorporated by reference into this Agreement.

     2. GOOD FAITH EFFORTS. The Company shall use its best and good faith efforts to promote the commercialization and sale of the antenna technology during the term of this Agreement.

     3. TERM. The Company shall pay Payee the royalty specified below until Payee has received a royalty payment equal to $5,000,000 at which time this Agreement shall terminate; provided, however, that regardless of the dollar amount of Royalty payments paid, this Agreement will terminate on July 30, 2007.

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     4. COMPUTATION OF ROYALTY.  The amount of the royalty (the "Royalty") shall be equal to 10% of the first $50,000,000 in gross revenues ("Gross Revenues"), which phrase is defined to mean those revenues actually received by the Company in good funds from sales of goods that use the technology contained in the Patents, including, without limitation, hand-held cellular telephone antennas that communicate through ground based cell cites (collectively, the "Product"). For purposes of this Agreement, Gross Revenues from the sale of the Product shall include (i) gross revenues on Product sold separately to independent third parties or affiliates of Company, (ii) gross revenues on Product not sold separately,  but  which  are  incorporated  into  cellular  phones  or any other
communication   equipment   manufactured  by  the  Company,  its  affiliates  or
independent third parties and (iii) all moneys received by the Company as a joint venturer, partner, licensee, or other participant with any company which directly manufactures, markets or sells the Product; PROVIDED, HOWEVER, that Gross Revenues shall only include revenues directly derived from the sale of the Product or royalty or other fees directly relating to such sales. The price of Product not sold separately shall equal the gross sales price of Product sold separately. "Company" shall include its wholly owned subsidiaries and divisions, whether domestic or foreign.

     5. METHOD AND TIMING OF PAYMENT. The Royalty payments shall be payable quarterly (the "Payment Period") and shall be due on the last day of the month after the end of the Payment Period. The first payment, if any, shall be due on the last day of October for the Payment Period ending September 30, 1997. Thereafter such payment shall consist of an amount equal to Royalty payable with respect to the Product for the just completed Payment Period. Any Royalty payment not received within 5 business days of the date due shall be charged a late payment fee equal to 5% of the Royalty payment past due from the date originally due until paid.

     6. TERMINATION. Failure to pay any Royalty payment due Payee by Company within sixty (60) days after written notice from Payee that any Royalty payment has not been paid when due shall constitute a breach of this Agreement and shall give Payee the right to terminate this Agreement. Upon the termination of this Agreement pursuant to the provisions of this Section 6, the Company shall discontinue manufacturing and distributing the Product and shall reassign the Patents to Payee.

     7. ACCOUNTING REVIEW.

          (a) The Company shall keep true and accurate records covering all transactions relating to the right hereby granted, and Payee and its duly authorized representatives shall have reasonable and customary rights of inspection and audit to verify the accuracy of these results. If the Royalty payments paid are inaccurate by more than 5%, then Company shall pay the cost of audit. Otherwise the cost of any audit shall be borne by Payee.

          (b) During the term of this Agreement, Company agrees to furnish to Payee simultaneously with its regular Royalty payment a statement showing the number,

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     description  and  gross  sales  price  of  the Product  distributed or sold by the Company during the preceding Payment Period, along with a statement showing how the Royalty payment was computed.

     8. SALE OF TECHNOLOGY. If the Company determines to sell, license or otherwise dispose of the Patents or antenna technology, any consideration received by the Company in connection with said transaction up to the first $5,000,000 shall be paid, in full, in like kind, to Payee at the closing of such transaction in accordance with the terms and conditions of the agreement relating to the transaction. Payee shall have the right to require as a condition of the closing of any such transaction that the party acquiring the Patents or any rights thereunder shall, at a minimum, be required to acknowledge, adopt and agree to be bound by all terms and conditions of this Agreement.

     9. TIME. If the time for performance of any obligation under this Agreement expires on a Saturday, Sunday or legal holiday, the time for performance shall be extended to the next succeeding day which is not a Saturday, Sunday or legal holiday. For computation of time periods the phrase "a day" means a calendar day which is not a legal holiday. Time is of the essence with respect to the performance of all the terms, conditions, and provisions of this Agreement.

     10. LAWS. This Agreement shall be construed and interpreted under, governed and enforced according to the laws of the State of Colorado.

     11. LEGAL FEES. If either party finds it necessary to employ legal counsel or to bring an action at law, at equity, or other proceeding against the other party to enforce any of the terms, covenants or conditions, the prevailing party shall be paid its costs and actual attorney's fees by the losing party. If judgment is secured by the prevailing party, then all costs and fees shall be included in that judgment which judgment shall bear interest at twelve percent per annum until paid in full.

     12. SUCCESSORS/ASSIGNS. This Agreement shall inure to the benefit of and be binding upon the heirs, executors, personal representatives, successors and assigns of the parties. The rights under this Agreement may be assigned or sublicensed by the Payee. This Agreement may not be assigned by the Company, whether by operation of law or through a change in control, sale of assets, consideration or similar transaction without the prior written consent of Payee.

     13. ENFORCEABILITY. If any provision of this Agreement is held to be invalid, illegal or unenforceable, then the invalidity, illegality or enforceability shall not alter the remaining provisions, as each provision of this Agreement shall be deemed severable from all other provisions.

     14. WAIVER OF RIGHT. The waiver of either party to any right granted to it in this Agreement shall not be deemed to be a waiver of any other right granted herein, nor shall the

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same be deemed to be a waiver of a  subsequent  right  obtained by reason of the continuation of any matter previously waived.

     15. GENDER. All words used in singular shall include the plural; the masculine gender includes the feminine and neuter; the feminine gender includes the masculine and feminine; and the neuter gender includes the masculine and feminine; all as required by the context.

     16. FURTHER DOCUMENTATION. Each party agrees in good faith to execute such further or additional documents as become necessary or appropriate to carry out the intent and purpose of this Agreement.

     17. INTERPRETATION. This Agreement is the result of negotiations between the parties and, accordingly, shall not be construed for or against either party solely because one party drafted this Agreement.

     18. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

     19. HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretations of this Agreement.

     20. SEVERABILITY. The invalidity of any provision of this Agreement or portion of a provision shall not affect the validity or any other provision of this Agreement or the remaining portion of the applicable provision.

     21. NOTICES. All notices, consents, approvals, waivers or other items given or required to be given by one party to the other shall be in writing; these "Notices" shall be delivered by one of these methods:

          (a) if personally delivered, then notice is effective upon receipt;

          (b) if delivered by mail, Notice is deemed given and delivered 48 hours after being deposited in any duly authorized United States mail depository, postage prepaid, registered or certified, return receipt requested;

          (c) if sent by a reputable overnight courier service (e.g., Federal Express), addressed as set forth below, the Notice shall be deemed effective upon receipt, as evidenced by the receipt obtained by the courier service;

          (d) if sent by telecopier to the phone number listed below, then Notice shall be deemed delivered upon receipt, as evidenced by a successful transmission report; or

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          (e)  Notice to an  attorney  is not  complete  until  actual  receipt;
     addresses and fax numbers for an attorney should be confirmed by checking with the Arizona State Bar Association in Phoenix, Arizona. Notice addresses shall be changed by providing the new address to all of the other parties in conformance with these provisions. All Notices shall be addressed to:

     If to Payee:         Intercell Corporation
                          c/o Paul H. Metzinger, Esq.
                          370 Seventeenth Street, Suite 3290
                          Denver, CO 80202
                          Telecopier: (303) 592-1054

     If to Company:       Intercell Technologies Corporation
                          c/o Terry Neild
                          7201 E. Camelback, Suite 250
                          Scottsdale, AZ 85251
                          Telecopier: (602) 970-5501

     22. ENTIRE AGREEMENT. This Agreement contains the entire understanding among the parties with respect to this transaction. All prior or contemporaneous agreements, understandings, representations, and statements, oral or written, are merged into this Agreement. No provision of this Agreement may be waived, modified, amended, discharged or terminated except by an instrument in writing, signed by the party against which the enforcement of the waiver, modification, amendment, discharge or termination is sought and then only to the extent set forth in that instrument.

                                   PAYEE:

                                   INTERCELL CORPORATION, a Colorado corporation


                                   By /s/ Paul H. Metzinger
                                      ------------------------------------------
                                   Name: Paul H. Metzinger
                                        ----------------------------------------
                                   Title: President and Chief Executive Officer
                                         ---------------------------------------


                                   INTERCELL TECHNOLOGIES CORPORATION,
                                   a Colorado corporation


                                   By /s/ Terry W. Neild
                                      ------------------------------------------
                                   Name: Terry W. Neild
                                        ----------------------------------------
                                   Title: President and Chief Executive Officer
                                         ---------------------------------------

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